Exhibit (k)(3)

Execution Version

MANAGEMENT FEE WAIVER AGREEMENT

PENNANTPARK ENHANCED INCOME FUND

1691 Michigan Avenue

Miami Beach, FL 33139

October 17, 2025

PennantPark Investment Advisers, LLC

1691 Michigan Avenue

Miami Beach, FL 33139

Ladies and Gentlemen:

PennantPark Investment Advisers, LLC (the “Adviser”), hereby agrees, from the date hereof through December 31, 2026 (the “Limitation Period”), to fully waive its base management fee and incentive fee (the “Fee Waiver”) payable under the Investment Advisory Agreement, dated October 17, 2025, between the Adviser and PennantPark Enhanced Income Fund (the “Fund”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Fund’s registration statement.

This agreement (the “Agreement”) shall be governed by the laws of the State of Delaware, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

PENNANTPARK ENHANCED INCOME FUND

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Trustee

PENNANTPARK INVESTMENT ADVISERS, LLC

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

[Signature Page to Management Fee Waiver Agreement]